Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Aetna Inc. of our report dated February 18, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the business segment reclassifications as discussed in Note 2, as to which the date is as of August 10, 2015, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Humana Inc.’s Current Report on Form 8-K dated August 10, 2015. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firms” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky

August 10, 2015